UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2019

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Torrington Drive Ball Ground, Georgia		30107
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (770) 721-8800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GTLS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2019, Jeffrey R. Lass, Vice President, Chief Financial Officer and Treasurer of the Company, informed Chart Industries, Inc. (the “Company”) of his decision to resign from his employment with the Company for personal reasons. The resignation of Mr. Lass is effective immediately. In conjunction with his resignation, the Company and Mr. Lass have entered into a Mutual Agreement of Separation and Release (the “Agreement”) in connection with a mutually desired management transition. Pursuant to the terms of the Agreement, Mr. Lass will receive a payment totaling $300,000, payable in a one-time lump sum payment, as well as certain assistance in connection with the sale of his residence. In addition, Mr. Lass will not be required to repay his signing bonus to the Company. Pursuant to the terms of the Agreement, which replaces and supersedes the compensation arrangements under Mr. Lass’s previous employment agreement dated March 26, 2019 with the Company, Mr. Lass will have no further rights to compensation or other benefits under his employment agreement and, as such, he will not be eligible to receive a bonus for 2019 and all of his 2019 equity awards will be forfeited pursuant to their terms. The Agreement includes a mutual release of claims, subject to certain exceptions, and includes provisions concerning disclosure and non-disparagement. In accordance with the requirements of the Age Discrimination in Employment Act of 1967, as amended, Mr. Lass may revoke the Agreement at any time prior to September 6, 2019. The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to such agreement, which is included with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

In connection with Mr. Lass’s departure, Scott W. Merkle was named as the Company’s Chief Accounting Officer. Mr. Merkle previously served as Vice President, Business Services. Mr. Merkle joined the Company on March 27, 2017 as Director of Financial Services after serving as Director of Financial Planning and Analysis at Truck-Lite Co., LLC since September 2015. Mr. Merkle spent fifteen years at Truck-Lite and held various executive positions in finance and information technologies including Director of International Finance and IT. Prior to joining Truck-Lite in May 2000, Mr. Merkle worked for the Carborundum Company, Monofrax Refractories Division for twelve years in various managerial accounting and finance roles.

There are no arrangements or undertakings between Mr. Merkle and other persons pursuant to which he was selected to serve as the Company’s Chief Accounting Officer, nor are there any family relationships between Mr. Merkle and any of the Company’s directors or executive officers. Mr. Merkle has no material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Mr. Merkle’s compensation has been adjusted in accordance with his promotion and additional responsibilities as follows:

•	Mr. Merkle’s salary will be $265,000 on an annualized basis;

•	Mr. Merkle’s target annual cash incentive award shall be 50% of his salary, which will be prorated for 2019 based on the commencement date of his new position; and

•	Mr. Merkle’s target long-term incentive award made pursuant to the Omnibus Equity Plan shall be 40% of his salary going forward;

Jillian C. Evanko, the Company’s current Chief Executive Officer and President, will serve as Chief Financial Officer and Treasurer of the Company in addition to her position as Chief Executive Officer and President.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.1	Mutual Agreement of Separation and Release.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc. (Registrant)

Date: August 29, 2019

	By:	/s/ Jillian C. Evanko
Jillian C. Evanko Chief Executive Officer and President